UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PRE-PAID LEGAL SERVICES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐		Fee paid previously with preliminary materials.

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SUPPLEMENT TO PROXY STATEMENT
FOR THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 21, 2011

     This is a supplement to the Definitive Proxy Statement on Schedule 14A filed by Pre-Paid Legal Services, Inc. (“Pre-Paid,” “we”, “our” or the “Company”) with the Securities and Exchange Commission on May 13, 2011 that was mailed to you in connection with the solicitation of proxies for use at the special meeting of shareholders to be held at One Pre-Paid Way, Ada, Oklahoma, on Tuesday, June 21, 2011, at 1:00 p.m., local time.

     The purpose of the special meeting is (1) to consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of January 30, 2011, by and among the Company, MidOcean PPL Holdings Corp. (“Parent”) and PPL Acquisition Corp., as such agreement may be amended from time to time (the “Merger Agreement”), (2) to consider and vote upon any proposal to authorize the Company’s board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the Merger Agreement at the time of the special meeting, and (3) to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof by or at the direction of the Company’s board of directors.

     The Company’s board of directors previously established May 13, 2011 as the record date for the purpose of determining the shareholders who are entitled to receive notice of, and to vote at, the special meeting.

SUPPLEMENTAL DISCLOSURES

     The Company is providing certain additional disclosures that are supplemental to those contained in the proxy statement previously mailed to you. This supplemental information should be read in conjunction with the proxy statement, which we urge you to read in its entirety. Terms used but not defined herein have the meaning given to such terms in the proxy statement. The additional disclosures are as follows:

THE MERGER — Financing of the Merger

     With respect to the equity financing, the equity commitment letter dated January 30, 2011 remains in full force and effect. However, Parent has informed us that it is in discussions with four existing shareholders of the Company about the shareholders’ interest in exchanging approximately 150,000 shares of our common stock for shares of Parent’s common stock (the equivalent of an approximately $10 million investment based upon the per share cash merger consideration of $66.50) at or immediately prior to the consummation of the merger. If Parent reaches an agreement with these shareholders, they would receive Parent common stock for those shares rather than the $66.50 per share cash merger consideration. None of these shareholders is affiliated with any of our directors or executive officers. Also, we believe that each of these shareholders beneficially owns substantially less than 5% of our common stock. The consummation of the foregoing transactions is not a condition to Parent’s obligations under the Merger Agreement.

     With respect to the debt financing, the debt commitment letter dated January 29, 2011 remains in full force and effect and continues to provide in the aggregate up to $440 million in debt financing to Parent. However, because the Company’s unrestricted cash balance upon consummation of the merger is expected to be greater than previously projected, Parent has informed us that the term loan portion of the senior secured credit facility is expected to consist of two tranches totaling $400 million rather than $410 million as stated in the proxy statement.

THE MERGER — Litigation Related to the Merger

     On May 19, 2011, the parties to the Ball and Reyes actions, along with James V. Clark, entered into an agreement in which Ball and Reyes acknowledged that their lawsuits had been rendered moot by the consideration furnished for the benefit of all shareholders, including Ball and Reyes, as part of the settlement in McMullan. With respect to the McMullan litigation, Ball and Reyes (along with Clark) agreed to withdraw their motions to intervene and transfer, and pledged not to oppose the settlement. Ball and Reyes further consented to entry of orders (subsequently entered on May 27, 2011) staying the Ball and Reyes actions pending the settlement in McMullan. If the McMullan settlement is approved and the merger is consummated, within ten business days following the later of those events, (a) Ball and Reyes will dismiss the Ball and Reyes actions with prejudice, and (b) the Company will pay Ball and Reyes and their counsel $180,000 in attorneys’ fees and expenses to settle their claim that the Reyes and Ball actions were a contributing factor to the Company’s decision to execute the MOU in McMullan. Because any such payment would not come due until after the merger is consummated, it would have no effect on the merger consideration payable to the Company’s current shareholders.

THE MERGER — Regulatory Matters

     The Florida Office of Insurance Regulation granted its approval of the merger on May 23, 2011, subject to the approval of the Oklahoma Insurance Department. On June 14, 2011, the Oklahoma Insurance Department granted its approval of the merger.